Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Garrison Capital Inc. and Subsidiaries:

We have audited the consolidated statements of financial condition of Garrison Capital Inc. (formerly Garrison Capital LLC) and Subsidiaries (the “Company”), including the consolidated schedules of investments, as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in net assets and cash flows for the year ended December 31, 2012, and the related consolidated statements of operations, changes in members’ capital and cash flows for the year ended December 31, 2011 and for the period from December 17, 2010 (commencement of operations) to December 31, 2010, and have issued our report thereon dated February 25, 2013 (included elsewhere in the Pre-Effective Amendment No. 9 to the Registration Statement (Form N-2 No. 333-173026) and related Prospectus). Our audit also included the senior securities table listed elsewhere in this Pre-Effective Amendment No. 9 to the Registration Statement (Form N-2 No. 333-173026) and related Prospectus. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the senior securities table referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

February 25, 2013